UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PFSweb, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	75-2837058 (I.R.S. Employer Identification Number)

500 North Central Expressway Plano, Texas (Address of principal executive offices)	75074 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	N/A
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑
Securities to be registered pursuant to Section 12(g) of the Act:
RIGHTS TO PURCHASE SERIES A PREFERRED STOCK
(Title of class)

     PFSweb, Inc. (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 14, 2000, as amended by Amendment No. 1 thereto filed on May 30, 2008 (as amended, the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:
     On May 24, 2010, the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent (the “Rights Agent”), entered into Amendment No. 2 to Rights Agreement (the “Amendment”). The Amendment amends the Rights Agreement, dated as of June 8, 2000, between the Company and the Rights Agent, as amended by amendment No. 1 thereto dated as of May 30, 2008 (as amended, the “Rights Agreement”).
     The Amendment adds the following to the definition of “Acquiring Person” in the Rights Agreement: “Notwithstanding the foregoing, the Board of Directors may determine, in the exercise of its reasonable judgment, that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing definition, shall not be deemed to be an “Acquiring Person,” provided, that, and for so long as (i) such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 23% of the Common Shares then outstanding and (ii) on or before the date upon which such Person would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing definition, such Person, on behalf of or together with all Affiliates and Associates of such Person, shall have executed and delivered to the Company, and shall be bound by and subject to, a standstill agreement satisfactory in form and substance to the Board of Directors.”
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed herewith as Exhibit 3 and is incorporated herein by reference.
ITEM 2. Exhibits.

Exhibit No.	Exhibit

1.	Rights Agreement, dated as of June 8, 2000, between the Company and ChaseMellon Shareholder Services, LLC, which includes the Certificate of Designation in respect of the Series A Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Separation Date (as defined therein).(Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed by the Company on June 14, 2000).

Exhibit No.	Exhibit

2.	Amendment No. 1 to Rights Agreement, dated as of May 30, 2008 between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 30, 2008).

3.	Amendment No. 2 to Rights Agreement, dated as of May 24, 2010 between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 25, 2010).
SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PFSWEB, INC.
By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President and Chief Financial Officer

Date: May 25, 2010

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